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                                                                     EXHIBIT 8.1


                           [LETTERHEAD OF KIRKLAND & ELLIS]

To Call Writer Directly:
   (212) 446-4800


                                 September 13, 2002


H & E Equipment Services L.L.C.
H & E Finance Corp.
11100 Mead Road
Suite 200
Baton Rouge, LA 70816

         Re: Exchange Offer of up to $200,000,000 11 1/8% Senior Secured Notes due 2012 for up to $200,000,000 11 1/8% Senior Secured Exchange Notes due 2012

Dear Ladies and Gentlemen:

                We have acted as counsel to H & E Equipment Services L.L.C. and H & E Finance Corp. (together, the "COMPANY") in connection with the Company's proposed offer (the "EXCHANGE OFFER") to exchange an aggregate principal amount at maturity of up to $200,000,000 11 1/8% Senior Secured Notes due 2012 (the "OLD NOTES") for up to $200,000,000 11 1/8% Senior Secured Exchange Notes due 2012 (the "EXCHANGE NOTES"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "REGISTRATION STATEMENT."

                You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we deemed necessary.

                On the basis of the foregoing, it is our opinion that under current law the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for United States federal income tax purposes, because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder should be treated as a continuation of the Old Notes in the hands of that holder. Accordingly, there should be no federal income tax consequences to holders solely as a result of the exchange of the Old Notes for Exchange Notes under the Exchange Offer.

                The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions and other applicable authorities, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our

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H & E Equipment Services L.L.C.
H & E Finance Corp.
September 13, 2002
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conclusions.  No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or that a court would reach the same conclusion. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.

                We consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to this firm and the inclusion of our opinion in the section entitled "Certain U.S. Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

                                                 Yours very truly,


                                                 KIRKLAND & ELLIS












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